Exhibit 10.16(A)

[MIRNA

THERAPEUTICS

LETTERHEAD]

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 4th day of November, 2009 (the “Effective Date”) by and between Mima Therapeutics Inc., a Delaware corporation (the “Company”), and Paul Lammers, MD, MSc (“Employee”).

WITNESSETH

WHEREAS, the Company desires to employ Employee as its Chief Executive Officer on the terms and subject to the conditions set forth herein, and Employee desires to accept such employment;

NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Employment.

(a)           The Company hereby employs Employee and Employee hereby accepts employment as the Chief Executive Officer of the Company, subject to the direction of the Board of Directors of the Company (the “Board”). Employee agrees that he shall perform and discharge well and faithfully the duties and responsibilities that are assigned to him by the Board from time to time, which shall include, but not be limited to, the management of investor relations, the seeuring of additional financing for the Company, supervision and responsibility for setting the clinical strategy for the Company, and the preparation of all aspects relating to the commercial introduction of the Company’s products to market Employee recognizes mat he owes a duty of loyalty to the Company and agrees to act only in the best interests of the Company and to devote such of bis time, attention and energy to the business of the Company, and any of its subsidiaries or affiliates as may be required to perform the duties and responsibilities assigned to him by the Board, to the best of his ability and with requisite diligence.

(b)           Employee agrees to comply in all material respects, at all times during the Term (as defined in Section 2 hereof), with all applicable policies, rules and regulations of the Company.

2.             Term. This Agreement shall commence on the Effective Date and, unless earlier terminated as provided herein, shall terminate on the first anniversary of the Effective Date (the

“Initial Term”); provided that this Agreement will automatically renew for successive one-year periods after the Initial Term (each an “Additional Term”) unless either party gives the other party sixty (60) days’ written notice prior the expiration of the then-applicable Initial Term or Additional Term of its intent not to renew this Agreement for an (or another) Additional Term. The Initial Term together with any Additional Term shall be referred to herein as the “Term.”

3.             Compensation.

(a)           The Company agrees to pay to Employee a salary at a bi-weekly rate of $12,923.08 (the “Base Salary”), which such Base Salary shall be paid pursuant to the Company’s payroll procedures as may exist from time to time. The Base Salary may be increased at the discretion of the Board.

(b)           Subject to the approval of the Board, the Company will promptly grant Executive an option to purchase shares up to 274,312 shares of common stock of the Company (which represents four percent (4%) of the fully diluted common stock of the Company as of the date of the Effective Date), which such grant shall be pursuant to the Mirna Therapeutics, Inc. 2008 Long Term Incentive Plan (as the same may be amended or modified from time to time, the “Incentive Plan”) and a Notice of Grant of Stock Option and Stock Option Agreement substantially similar to the forms attached to this Agreement as Exhibits B and C, respectively (as determined by the Board in its discretion). In addition, subject to the approval of the Board, the Company will promptly following a Qualified Financing grant Executive an additional option to purchase shares of common stock of the Company representing an additional two percent (2%) of the fully diluted common stock of the Company as of the date of such grant, which such grant shall be pursuant to the Incentive Plan and a Notice of Grant of Stock Option and Stock Option Agreement substantially similar to the forms attached to this Agreement as Exhibits B and C, respectively (as determined by the Board in its discretion). All options shall have an exercise price at least equal to the fair market value of a share of common stock at the time of grant, as determined by the Board, As used herein “fully diluted common stock” means the total number of shares of common stock of the Company, Series A Preferred Stock of the Company (on an as-converted to common stock basis) and shares of common stock of the Company reserved for issuance under the Incentive Plan. As used herein “Qualified Financing” means the issuance and sale by the Company of any preferred stock, common stock or other stock or similar securities of the Company or any security convertible or exchangeable into or for preferred stock, common stock or other stock or similar securities of the Company (“Equity Securities”) for cash on or before the date eighteen (18) months after the Effective Date of the Award Agreement in a single transaction or series of related transactions in which the gross proceeds to the Company equal at least S5,000,000 (excluding indebtedness converted into such Equity Securities); provided, that the transactions contemplated by the Texas Emerging Technology Fund Award and Security Agreement dated as of November      , 2009 (the “Award Agreement”) between the Company and the Sate of Texas, acting by and through the Office of Governor Economic Development and Tourism (“OOGEDT”) shall be disregard for purposes of determining whether a Qualified Financing has occurred.

4.             Fringe Benefits; Expenses.

(a)           Employee will be eligible to participate in benefit plans and programs in which other similarly situated employees arc eligible to participate and as may exist from time- to-time, which such plans now include Medical, Dental, Vision and Supplemental Life Insurance, Employee’s participation in any benefit plan or program is subject to the terms and conditions of the applicable plan and program.

(b)           The Company agrees to reimburse Employee for all reasonable, out-of- pocket expenses incurred by him in the performance of his duties, subject to the submission of appropriate documentation in accordance with the Company’s expense reimbursement policies as in existence from time to time. Employee is not permitted to receive a payment or benefit in lieu of reimbursement under this Section 4(b).

(c)           If the Employee relocates bis primary residence from the Houston, Texas area to the Austin, Texas area during the term of his employment with the Company, the Company agrees will reimburse Employee for the reasonable and documented moving company expenses for the movement of Employee’s household items from the Houston, Texas area to the Austin, Texas area plus reasonable and documented expenses incidental to the purchase of his primary residence in the Austin, Texas area. Such reimbursement shall be dependent upon Employee’s submission, within twenty (20) days after such expenses are incurred, of documentation reasonably acceptable to the Company that evidences such expenses. Such reimbursement, if any, shall occur no later than forty-five (45) days after the Company’s receipt of approved documentation. In no event shall Company reimburse more than seventy-five thousand dollars ($75,000) to Employee for such expenses pursuant to this Section 4(c).

5.             Confidential Information, Non-Solicitation and Arbitration. Employee has executed and agrees to comply with the Confidentiality, Covenant Not to Solicit & Arbitration Agreement, a copy of which is attached as Exhibit A hereto and incorporated herein by reference.

6.             Termination. In addition to terminating at the end of the Term after the issuance of a non-renewal notice as set forth in Section 2, this Agreement and the Employee’s employment may be terminated in any one of the following ways:

(a)           At any time during the Term, the Company may, at its sole discretion, terminate Employee’s employment, with or without Cause, for any reason or no reason at all. Such termination shall be effective on delivery of written notice to Employee of the Company’s election to tenninate this Agreement under this Section 6. For purposes of mis Agreement, the following events shall constitute “Cause”: (i)the conviction of Employee by a court of competent jurisdiction of a crime involving moral turpitude; (ii) the commission, or attempted commission, by Employee of an act of fraud on the Company; (iii) the misappropriation, or attempted misappropriation, by Employee of any funds or property of the Company; (iv) the failure by Employee to perform in any material respect his obligations under the terms of this Agreement, which such failure has gone unremedied within ten (10) days after the Company provides Employee with written notice of such failure; (v)the knowing engagement by Employee, without the written approval of the Board, in any direct, material conflict of interest with the Company without compliance with the Company’s conflict of interest policy; (vi) the knowing engagement by Employee, without the written approval of the Board, in any activity which competes with the business of the Company or which would result in a material injury to the Company or which otherwise violates any provision of the Confidentiality, Covenant Not to Solicit & Arbitration Agreement attached as Exhibit A; or (vii) the knowing engagement by Employee in any activity that would constitute a material violation of the provisions of the Company’s Business Ethics Policy, Employee Handbook or similar policies, if any, then in effect.

(b)           This Agreement will terminate automatically upon the death or Disability of Employee. A “Disability” is defined as Employee’s inability to perform the essential functions of his position, with reasonable accommodation, due to Employee’s illness or physical or mental impairment or other incapacity which continues for a period in excess of one hundred twenty (120) days (whether consecutive or not). The determination of Disability shall be made by the Board. If requested by the Company, Employee shall submit to a mental or physical examination to be performed by an independent physician selected by the Company following consultation with Employee to assist the Company in making such determination. Any refusal by Employee to submit to a mental or physical examination under this section, or to provide medical documentation necessary for the Company to make its determination, shall be deemed to constitute conclusive evidence of Employee’s Disability.

(c)           At any time during the Term, Employee may retire or otherwise resign his employment with the Company provided that he first provides at least thirty (30) days prior written notice to the Company of his intent to terminate this Agreement, with the date of his retirement or resignation specified in such notice.

(d)           Employee may resign his employment, and terminate this Agreement, for “Good Reason,” which shall occur if, within one year of a Change of Control, there is a material diminution of Employee’s job responsibilities from those responsibilities set forth in Section 1; provided that in order for Good Reason to exist, each of the following conditions must be satisfied: (i) the material diminution condition must have arisen without Employee’s consent; (ii) Employee must provide written notice to the Company of such condition within 45 days of the initial existence of the condition; (iii) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by Company; and (iv) the date of Employee’s termination of employment must occur within 90 days after the initial existence of the condition specified in such notice. As used herein, a “Change of Control” shall be deemed to have occurred if: (i) any person or entity other than the Company, the Existing Shareholders, the OOGEDT, a benefit plan of the Company or any of their respective affiliates or successor entities acquires (by acquisition, merger, consolidation, recapitalization, reorganization or otherwise), beneficial ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of more than 50% of the outstanding common stock of the Company, or (ii) the Company shall have consummated a sale or other disposition of all or substantially all of its assets to any person other than to the Company, a benefit plan of the Company, the OOGEDT or any of their respective affiliates or successor entities. As used herein, “Existing Shareholders” means the stockholders of the Company as of the Effective Date and their respective affiliates and permitted transferees, and shall also include those persons who become stockholders of the Company as a result of the spin-off of the Company to the stockholders of Asuragen, Inc.

7.             Effect of Termination.

(a)           If, during the Initial Term, the Company terminates the Employee’s employment for reasons other than Cause, Disability or Employee’s death, or if Employee terminates his employment for Good Reason, then the Company shall, subject to the provisions of Section 7(d), pay to Employee (or his estate or representative, if applicable) a lump sum severance payment in an amount equal to (i) his Base Salary multiplied by (ii) two multiplied by (iii) the number of complete months that Employee was employed by the Company. Provided that Employee complies with the provisions of Section 7(d) and his continuing obligations under this Agreement and the Confidentiality, Proprietary Information and Inventions and Non- Competition Agreement attached as Exhibit A, such payment shall be made no later than sixty (60) days from the date of Employee’s termination of employment.

(b)           If, after the expiration of the Initial Term and during any Additional Term, the Company terminates Employee’s employment for reasons other than Cause, Disability or Employee’s death, or if Employee terminates his employment for Good Reason, then the Company shall, subject to the provisions of Section 7(d), pay to Employee (or his estate or representative, if applicable) an amount equal to (i) his Base Salary multiplied by (ii) 26, which such amount will be paid in twelve (12) substantially equal monthly installments, with the first such installment being made no later than sixty (60) days after the date of Employee’s termination of employment and the successive eleven (11) installments being provided at monthly intervals thereafter so long as Employee complies with his continuing obligations under this Agreement and the Confidentiality, Proprietary Information and Inventions and Non- competition Agreement attached as Exhibit A.

(c)           If Employee’s employment is terminated for Cause or due to Employee’s death, Disability, retirement or resignation for reasons other than Good Reason, Employee (or his estate or representative, if applicable) shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Employee shall not be entitled to any additional compensation subsequent to termination.

(d)           As a condition to the receipt of any payments under Sections 7(a) and 7(b) above, Employee shall first execute (and not revoke in the time provided to do so) a release of all claims, in a form reasonably acceptable to the Board, which such release shall release the Company, its affiliates and their respective shareholders, members, partners, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind or character that may lawfully be released, including without limitation all clarms or causes of action arising out of Employee’s employment with the Company or the termination thereof.

8.             Assignment. Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Employee, therefore, shall not assign all or any portion of Employee’s performance under this Agreement. Subject to the preceding two (2) sentences, tins Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns. Employee recognizes that the Company may assign this Agreement.

9.             Notices. All notices or other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, transmitted by telecopier or mailed by registered or certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the address set forth below (as the same may be changed from time to time by notice similarly given) or the last known business or residence address of such other person as may be designated by either party hereto in writing.

If to the Company:

Mirna Therapeutics Inc.

2150 Woodward St, Suite 100

Austin, Texas 78744

Attn: Matt Winkler

If to the Employee:

Paul Lammers, MD, MSc

10.          Waiver of Breach. A waiver by the Company or Employee of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other breach by the other party.

11.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

12.          Severability. If any provision of this Agreement shall, for any reason, be held to violate any applicable law, and so much of said Agreement is held to be unenforceable, then the invalidity of such specific provision herein shall not be held to invalidate any other provision herein which shall remain in full force and effect.

13.          Entire Agreement; Amendment. This Agreement, including the attached Exhibit A, constitutes and contains the entire agreement of the parties and supersedes any and all prior negotiations, correspondence, understandings and agreements between the parties respecting the subject matter hereof. This Agreement may be modified only by an agreement in writing executed by each of the parties hereto.

14.          Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

16.          Deemed Resignations. Unless otherwise agreed to in writing by the Company and Employee prior to the termination of Employee’s employment, any termination of Employee’s employment shall constitute (a) an automatic resignation of Employee as an officer of the Company and each affiliate of the Company, if applicable and (b) an automatic resignation of Employee from the Board (if applicable), from the board of directors of any affiliate of the Company (if applicable), and from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Employee serves as the Company’s or such affiliate’s designee or other representative (if applicable).

17.          No Breach of Prior Agreements. Employee hereby represents and warrants to the Company that the execution of this Agreement by Employee and Employee’s employment by the Company and the performance of Employee’s duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Employee further represents and covenants that he will not bring to the Company or place on the Company’s computer systems any confidential, proprietary or legally protected information belonging to, or obtained from, any previous employer (“Prior Employer Information”) and under no circumstances will Employee use or disclose Prior Employer Information in the course of his employment with the Company.

18.          Delaved Payment Restriction. Notwithstanding any provision of this Agreement to the contrary, if the payment of any amount or benefit under this Agreement would be subject to additional taxes and interest under Section 409A of the Internal Revenue Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Internal Revenue Code and the regulations thereunder, then any such payment or benefit that the Employee would otherwise be entitled to during the first six months following the Employee’s date of termination of employment shall be accumulated and paid or provided, as applicable, on the date that is six months after the date of the Employee’s date of termination (or if such date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to such additional taxes and interest.

19.          Withholding of Taxes and Other Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS HEREOF, the parties hereto have executed this Agreement as of the Effective Date.

MIRNA THERAPEUTICS, INC.

By:
Name:
Title:

PAUL LAMMERS

/s/ Paul Lammers

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT